Exhibit 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF THERMOGENESIS HOLDINGS, INC.

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF THERMOGENESIS HOLDINGS, INC. (this “Amendment”) is made effective as of December 16, 2021 (the “Effective Date”), and amends the Amended and Restated Bylaws (the “Bylaws”) of Thermogenesis Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to the Bylaws and the Amended and Restated Certificate of Incorporation of the Company, the Bylaws may be adopted, amended or repealed by the Board of Directors (the “Board”); and

WHEREAS, the Board desires to amend the Bylaws in accordance with the terms and conditions set forth herein.

1.    Amendment to Article II, Section 6. Section 6 of Article II of the Bylaws is amended and restated in its entirety as follows:

“SECTION 6 – ADJOURNED MEETINGS AND NOTICE THEREOF

Any shareholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares, the holders of which are either present in person or represented by proxy thereat, or by the presiding officer at the meeting, but in the absence of a quorum, no other business may be transacted at such meeting, except in the case of the withdrawal of a shareholder from a quorum as provided in Section 9 of this Article II.

When any shareholders’ meeting, either annual or special, is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. The board of directors may fix a new record date for the adjourned meeting. If the meeting is adjourned for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 4 and 5 of this Article II. At any adjourned meetings, the Corporation may transact any business that might have been transacted at the regular meeting.”

2.    Full Force and Effect. This Amendment shall become effective upon the approval of the Board. Except as expressly set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

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CERTIFICATE OF THE CHIEF EXECUTIVE OFFICER OF
THERMOGENESIS HOLDINGS, INC.

The undersigned certifies:

1.    That the undersigned is the duly elected and acting Chief Executive Officer of Thermogenesis Holdings, Inc., a Delaware corporation (the “Company”); and

2.    That the foregoing First Amendment to the Amended and Restated Bylaws of the Company constitutes the entire amendment to the Amended and Restated Bylaws of the Company as duly adopted by unanimous written consent, effective as of December 16, 2021, of the Board of Directors of the Company.

IN WITNESS WHEREOF, I have hereunto set my hand as of December 16, 2021.

/s/ Xiaochun Xu Xiaochun “Chris” Xu, CEO